ASSIGNMENT AGREEMENT

This Agreement is entered into effective December 17, 2014, by and between Russell Rheingrover, ("Assignor"), an individual residing in California, and Ticket Corporation, a Nevada Corporation ("Assignee").

WHEREAS, the Assignor is the owner of a contract, the Stadium Builders License Agreement with the Santa Clara Stadium Authority, a California Joint Powers Authority, requiring the Assignor to purchase and resell tickets to San Francisco 49's games with a fair market value of $80,000.00 per year.

WHEREAS, The Assignor desires to assign all of its rights and obligations under this Agreement to the Assignee for a term of three years, with a fair market value of $240,000.00, and the right to renew this Agreement at the fair market value at the end of year three.

WHEREAS, The Agreement does not require the prior consent of the Obligor.

WHEREAS, The Asignee desires to acquire the rights to the Agreement

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions herein contained, it is hereby agreed as follows:

1) Assignor and Assignee hereby agree that the Assignor shall assign all its rights, title, and interest and delegate all its obligations, responsibilities and duties, in and to the Agreement to Assignee.

2) Assignee hereby accepts the assignment of all of Assignor's obligations, responsibilities and duties under the Contracts and all of Assignor's right, title and interest in and to the Contracts.

3) Notwithstanding the foregoing, Assignor agrees to defend and indemnify the Obligor from any and all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorney's fees and other costs of defense and damages, resulting from Assignor's performance prior to the assignment of the contract and resulting from Assignee's performance after the assignment of the Contracts, provided however, that after the assignment of the Contracts, the State shall first look to the Assignee to satisfy all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorney's fees and other costs of defense and damages resulting from Assignee's performance.

4) Assignee agrees to indemnify the Obligor from any and all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorney's fees and other costs of defense and damages, resulting from Assignee's performance after the assignment of the Contract.

5) Should Assignee fail to maintain and honor Assignor's obligations, responsibilities and duties under the License Agreement and all of Assignor's right, title and interest in and to the Contracts, Assignor shall have the right to revoke this Assignment Agreement after providing thirty days written notice of deficiency to Assignee allowing Assignee the right of remedy/corrections of any

and all noted deficiencies to Assignee's satisfaction. Acceptance of said remedy/corrections shall not be unreasonably withheld by Assignor.

6) Consideration: Assignee shall Pay Assignor $240,000.00 along with 1% interest no later than March 13, 2018.

7) This Agreement is governed by the laws of the state of California, without regard to California's conflict of interest or choice of law provisions, and both parties expressly consent to jurisdiction in such courts.

8) All statements, notices, tax reporting forms, or other documents pertaining to the ownership and assignment of the Assigned Assets should be addressed to the Assignee's address below.

Assigned By ________________________________ Date: December 17, 2014
Russell Rheingrover
1548 Greenwich Street
San Francisco, California 94123

Assignee By ________________________________ Date: December 17, 2014
Russell Rheingrover, President
Ticket Corp.
9625 Mission Gorge Road, Ste. B2 #318
Santee, California 92071

IN WITNESS WHEREOF, the Parties have signed this Assignment Agreement as of the date first above written.

attachment: Stadium Builders License Agreement

STADIUM BUILDERS LICENSE AGREEMENT

Agreement Date: Mar 12, 2012

Licensee (Company/Individual): Russell Rheingrover

Phone Nos. (Day) 415-218-1141 (Evening):

Contact Person: Russell Rheingrover Fax No.

Address: ~~1548 Greenwich St.~~ ~~San Francisco, CA 94123~~ E-Mail Address: elruss@earthlink.net

Account No.: 383558

SECTION: 135

ROW: 4

SEAT(S): 9-12

STADIUM BUILDERS LICENSE: This Stadium Builders License Agreement (the "**License Agreement**") sets forth and describes the terms and conditions of one or more Stadium Builders License(s) (or "**SBL(s)**") which shall be granted to the Licensee named above ("**Licensee**") by the Santa Clara Stadium Authority (the "**Stadium Authority**" and "**Licensor**") upon (i) execution by Legends Sales & Marketing, LLC, the exclusive contractor for the Stadium Authority for the sale of SBLs ("**Legends**") and (ii) acceptance and execution of this License Agreement by the Stadium Authority, as described below. Certain capitalized terms used in this License Agreement have the meanings given to those terms in the Terms and Conditions attached hereto as Exhibit C.

RIGHTS TO PURCHASE TICKETS: Licensee shall have the rights during the term of this License Agreement (i) to purchase annually from the Team the 49ers Season Tickets for each Seat described above, (ii) to purchase from time to time from Event Organizers, one ticket per SBL for Events which take place in the Stadium and (iii) to those amenities described in Exhibit D, all subject to the Terms and Conditions. For convenience only, and subject to the Terms and Conditions, attached to this License Agreement as Exhibit A is a diagram of the Stadium with the anticipated location of the Seat(s). Licensee acknowledges that the Stadium is yet to be built and may vary from the attached diagram, and the actual location of the Seat(s) may vary from the section, row and seat number(s) listed above.

LICENSE FEE: For and in consideration of its rights hereunder, Licensee agrees to pay to the order of Legends prior to acceptance hereof by the Stadium Authority, and to the order of the Stadium Authority or the Stadium Authority's designee, as applicable, following acceptance hereof by the Stadium Authority (any such payee, as the circumstances require, the "**Applicable Payee**"), a License Fee for each SBL in the amount indicated in Exhibit B attached hereto. The License Fee shall be paid in one or more installments in accordance with the terms and conditions set forth in Exhibit B.

LICENSE AGREEMENT: Licensee acknowledges and agrees to be bound by this License Agreement, including all Exhibits to this License Agreement. In addition, Licensee agrees to observe all rules, regulations, and policies promulgated from time to time and pertaining to use of the Seat(s) and attendance at Team Games and Events, including any modifications thereto that may be adopted from time to time.

EFFECTIVENESS: When signed by Licensee and Legends, this License Agreement will be a binding obligation of Licensee, enforceable against Licensee in accordance with its terms, and Licensee will have no right to terminate or cancel this License Agreement. Legends is a party to, and has executed, this License Agreement for the limited purpose of acknowledging Licensee's payment of the License Fee (or, if the License Fee is payable in installments, the portion of the License Fee that is due on or after the Agreement Date, but prior to acceptance by the Stadium Authority) and affirming Legends' obligations under this Paragraph. This License Agreement is subject to final approval and acceptance by the Stadium Authority, in its sole discretion. Legends shall not deliver the License Fee (or such portion thereof as Licensee

has paid) to the Stadium Authority unless and until the Stadium Authority has accepted and approved this License Agreement and evidenced its acceptance and approval by execution of this License Agreement where indicated below. From and after execution of this License Agreement by both Licensee and Legends, unless and until this License Agreement is terminated, Legends shall not market or sell to any other party any SBL(s) relating to the Seat(s) referenced above. If the Stadium Authority declines to approve and accept this License Agreement, then this License Agreement shall be deemed terminated and all sums paid by Licensee shall be refunded by Legends to Licensee, without interest. Upon the final approval and acceptance hereof by the Stadium Authority and Legends' delivery of the License Fee (or such portion thereof as Licensee has paid) to the Stadium Authority or the Stadium Authority's designee, as applicable, Legends shall have no further liability or obligations to Licensee hereunder.

EXHIBITS ATTACHED: Exhibit A—Stadium Diagram
Exhibit B—SBL Payment Terms
Exhibit C—Terms and Conditions
Exhibit D—Amenities

LICENSEE:

Russell Rheingrover

By: [signature]
Name: Russell Rheingrover
Title: Owner

Date: 3/13/12

LEGENDS:

LEGENDS SALES & MARKETING, LLC,
a Delaware limited liability company

By: [signature]
Name: GREG KISH
Title: SALES MGR

Date: 3/13/12

STADIUM AUTHORITY:

SANTA CLARA STADIUM AUTHORITY,
a California Joint Powers Authority

By: [signature]
Name: Julio J. Fuentes
Title: City Manager

Date: March 12, 2013

You will receive a countersigned copy of this License Agreement for your records.

EXHIBIT A

STADIUM DIAGRAM

SCSA

SANTA CLARA STADIUM AUTHORITY

Santa Clara Stadium - Section Map


VISITOR
49ERS
49ERS
HOME

EXHIBIT B

SBL PAYMENT TERMS

The total consideration (the "**License Fee**") to be paid by Licensee (**sometimes also referred to in this Exhibit B as "you" and/or "your"**) to the Stadium Authority (**sometimes also referred to in this Exhibit B as "Licensor"**) or to the Stadium Authority's designee, as applicable, for the SBL(s) to be granted pursuant to this License Agreement, and the terms of payment thereof, are as follows: Please mark an "X" in the blank space of the selected option. Licensee should then sign and complete the selected option below.

☐ A. Single Payment: Total License Fee Amount: $__________ submitted to Legends, which Legends acknowledges has been received.

☐ B. Short-Term SBL Payment Schedule:

(i) Total License Fee Amount: $__________

(ii) Concurrently with Licensee's execution of this License Agreement, a down payment of: $__________ (25% of License Fee) submitted to Legends, which Legends acknowledges has been received.

(iii) On January 1, 2013: $__________ (25% of License Fee)

(iv) On January 1, 2014: $__________ (25% of License Fee)

(v) On or before March 1 of the first year in which Licensor anticipates that the Team will play regular season Team Games at the Stadium, but not later than March 1, 2015: $__________ (Balance of License Fee)

Licensee hereby acknowledges and agrees that it has been given the opportunity to purchase the SBL(s) for the immediate payment of the License Fee amount set forth above, and that Licensee has instead agreed to purchase the SBL(s) through installment payments made over time, without the payment of finance charges. Licensee hereby acknowledges that this cash installment payment plan requires the payment for the SBL(s) to be made in three (3) installments, exclusive of the down payment amount set forth in B(ii), above, which amount is paid concurrently with the Licensee's original execution hereof.

Licensee promises to make the installment payments to the order of the Applicable Payee. Licensee shall make such payments at the address provided by the Applicable Payee. Licensee shall make such payments on or before the dates and in the amounts shown in the above Payment Schedule. Licensee may make any payment early, without penalty.

☒ C. Long-Term SBL Payment Schedule:

(i) Total License Fee Amount: $ 80,000.00

(ii) Concurrently with Licensee's execution of this License Agreement, a down payment of: $ 8,000.00 (10% of License Fee) submitted to Legends, which Legends acknowledges has been received.

(iii) On January 1, 2013: $ 8,000.00 (10% of License Fee)

(iv) On January 1, 2014: $ 8,000.00 (10% of License Fee)

(v) The balance of $ 56,000.00 (the "**Amount Financed**") to be financed and paid as provided hereinbelow and which shall be subject to finance charges.

Please see below for illustrative consumer disclosures regarding the terms of your payment obligations under this License Agreement.

LICENSE AGREEMENT PAYMENT DISCLOSURE

LICENSOR: Santa Clara Stadium Authority	LICENSEE: Russell Rheingrover
1500 Warburton Ave. Santa Clara, CA 95050	Address: 1548 Greenwich St. San Francisco, CA 94123

Date that the Amount Financed shall commence being subject to finance charges: March 1 **of the first year in which Licensor anticipates that the Team will play regular season Team Games at the Stadium, but not later than March 1, 2015.**

ANNUAL PERCENTAGE RATE (The cost of your credit as a yearly rate)	FINANCE CHARGE (The dollar amount the credit will cost you)	Amount Financed (The amount of credit provided to you or on your behalf)	Total of Payments (The amount you will have paid after you have made all payments as scheduled)	Total Sale Price (The total cost of this credit purchase, including your down payment(s) of $ 24,000.00)
8.5 %	$ 22,662.00	$ 56,000.00	$ 78,662.00	$ 102,662.00

Your payment schedule will be:

Number of payments	Amount of payments	When payments are due
10	7,866.20	March 1 of the first year in which Licensor anticipates that the Team will play regular season Team Games at the Stadium, and March 1 of each year thereafter.

PREPAYMENT: Licensee has the right to make any payment early. Licensee will not pay a prepayment charge in connection with any prepayment.

ADDITIONAL INFORMATION: Licensee should refer to the other provisions of this License Agreement for information about nonpayment and default and down payment refund policies.

ITEMIZATION OF THE AMOUNT FINANCED

Itemized Charges:

1.	Total Cash Price		$ 80,000.00
2.	Cash Down Payment	(-)	$ 24,000.00
3.	Unpaid Balance of Cash Price (Amount Financed)	(=)	$ 56,000.00
4.	Finance Charge	(+)	$ 22,662.00
5.	Total of Payments	(=)	$ 78,662.00

Licensee hereby acknowledges and agrees that it has been given the opportunity to purchase the SBL(s) for the immediate payment of the License Fee amount set forth above and that Licensee has instead agreed to purchase the SBL(s) through installment payments made over time and subject to a finance charge, all as provided herein. The finance charge is computed on a simple-interest basis.

Licensee promises to pay the Total of Payments to the order of the Applicable Payee. Licensee shall make installment payments at the address provided by the Applicable Payee. Licensee shall make such payments on the dates and in the amounts shown in the above Payment Schedule.

If Licensee has selected the credit card method of payment in the down payment form provided in connection with this License Agreement, Licensee hereby authorizes the Applicable Payee to charge the credit card account indicated thereon (or a replacement account, if it is necessary that one be provided by Licensee) on the above dates for the installment payments relating to Licensee's SBL(s) purchase on each date that payment is due (or, as necessary, on the next succeeding business day).

NOTICE TO LICENSEE:

Do not sign this License Agreement before you read it or if it contains any blank spaces to be filled in. You are entitled to a completely filled-in copy of this License Agreement. You may at any time pay the full remaining portion of the Amount Financed under this License Agreement together with finance charges accrued through the payment date. If you desire to pay off in advance the full remaining portion of the Amount Financed (with accrued finance charges, if any), such outstanding amount will be furnished to you upon your request to the Stadium Authority.

If Licensor does not enforce its rights every time or upon any particular breach or default of this License Agreement, Licensor can still enforce them later. Federal law and California law apply to this License Agreement. Licensee does not have to pay finance charges or other amounts that are more than the law allows.

Any change to this License Agreement must be in writing, and each such writing must be signed by both Licensor and Licensee. Licensor can mail any notice to Licensee at Licensee's last address in Licensor's records.

NOTICE:

LICENSOR HAS RESERVED THE RIGHT TO ASSIGN THIS LICENSE AGREEMENT AS DESCRIBED HEREIN. ANY ASSIGNEE/LICENSOR OF THIS LICENSE AGREEMENT IS SUBJECT TO ALL CLAIMS AND DEFENSES WHICH LICENSEE COULD HAVE ASSERTED AGAINST THE LICENSOR WHICH EFFECTED THE ASSIGNMENT HEREOF. RECOVERY HEREUNDER BY THE LICENSEE AGAINST AN ASSIGNEE/LICENSOR SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO SUCH ASSIGNEE/LICENSOR UNDER THE TERMS OF THIS LICENSE AGREEMENT.

YOU SHOULD KEEP YOUR COPY OF THIS LICENSE AGREEMENT WITH YOUR RECORDS, AS IT SETS FORTH THE TERMS AND CONDITIONS OF THIS TRANSACTION.

Licensee agrees to pay Licensor a reasonable fee of up to $15.00 for each returned check. Licensor can add such fee to the amount(s) Licensee owes under this License Agreement or collect such fee separately. If Licensee has chosen to make payments for the SBL(s) using a credit card, Licensee promises to provide updated credit card account information to the Applicable Payee should Licensee's credit card account cease to be valid after the Agreement Date.

Licensee acknowledges and agrees that any failure to comply with the terms of this License Agreement, including the failure to make any payment in accordance with the applicable Payment Schedule, may constitute a default under the terms of this License Agreement. Upon Licensee's default, Legends and/or the Stadium Authority shall have all rights and remedies set forth in the Terms and Conditions, including but not limited to the termination of the SBL(s). Upon termination of the SBL(s) for Licensee's default hereunder, no amount(s) paid by Licensee hereunder shall be refundable or payable to Licensee.

Any subsequent sale by Licensor of an SBL(s) associated with the Seat(s) identified in this License Agreement following the termination hereof is not a resale of such SBL(s), but is instead the creation of one or more new SBLs for the benefit of a different licensee.

The undersigned Licensee hereby acknowledges that before signing this License Agreement, Licensee has received a legible, completely filled-in copy of this License Agreement and Licensee has read it in its entirety.

[signature]	3/13/12
Licensee's Signature	**Date**

EXHIBIT C

TERMS AND CONDITIONS

1. DEFINED TERMS. Certain capitalized terms used in this License Agreement shall have the meanings set forth below. Additional terms are defined elsewhere in this License Agreement.

(a) **"49ers Season Ticket(s)"** means season tickets for each Seat for all Team Games to be played in the Stadium in a particular annual NFL season. Tickets for Team Games that are postseason NFL playoff games may be distributed separately, subject to separate pricing and time constraints, but are considered a part of the 49ers Season Ticket(s).

(b) **"Agreement Date"** means the date on which this License Agreement has been signed by Licensee and Legends, as set forth on the first page of this License Agreement.

(c) **"Event(s)"** means concerts, sporting events and similar types of stadium functions to which tickets will be made available to the general public, excluding Team Games and other NFL games. The term "Events" does not include private parties and corporate or other functions that are not available to the general public.

(d) **"Comparable Seat(s)"** shall have the meaning set forth in Section 5(c) of this Exhibit C.

(e) **"Event/Game"** means any Event held or Team Game played at the Stadium.

(f) **"Event Organizer(s)"** means the sponsor of an Event at the Stadium that has the right to sell tickets to an Event pursuant to a contract directly or indirectly with the Stadium Authority. If the Stadium Authority itself sells tickets to an Event, the Stadium Authority will be considered the Event Organizer for that particular Event.

(g) **"Legends"** means Legends Sales & Marketing, LLC, acting as exclusive contractor for the Stadium Authority for the sale of SBLs.

(h) **"License Agreement"** means this Stadium Builders License Agreement and all of the Exhibits attached hereto.

(i) **"Licensee's Guests"** means all persons permitted by Licensee (whether by Licensee's express permission, acquiescence, or otherwise) to use tickets to any Event/Game which Licensee has the right to purchase under this License Agreement.

(j) **"Life of the Stadium"** means for so long as the Stadium is used for Events/Games; provided that, if at some time following the thirtieth (30th) anniversary of the date of the first Event/Game, the Stadium undergoes a renovation or rebuilding that costs in excess of $300,000,000, then "Life of the Stadium" shall not include the period from and after such renovation.

(k) **"NFL"** means the National Football League.

(l) **"SBL"** means the rights of the Licensee under this License Agreement.

(m) **"Seat(s)"** means the seat or seats associated with the SBL(s), as indicated on the first page of this License Agreement, subject to relocation to Comparable Seat(s) as provided herein; upon such relocation the Comparable Seat(s) shall be, in all respects, the "Seat(s)" associated with the SBL(s) under this License Agreement.

(n) **"Stadium"** means the stadium to be located in Santa Clara, California, and owned by the Stadium Authority.

(o) **"Stadium Authority"** means the Santa Clara Stadium Authority, a California joint powers authority.

(p) **"Team"** means, as the circumstances may require, the entity that is the owner and operator of the San Francisco 49ers professional football team and/or such professional football team.

(q) **"Team Game(s)"** means any preseason or regular season NFL games or postseason NFL playoff games (excluding Super Bowl games) played by the Team in the Stadium, in which the Team is designated as the home team by the NFL. The term "Team Game(s)" does not include any games played by the Team that are designated by the NFL as a Team home game but that are scheduled to be played at a location other than the Stadium, including, by way of example, games scheduled to be played in a foreign country.

2. GRANT OF SBL; TERM. For and in consideration of the payment of the License Fee, Licensee will receive the number of SBL(s) set forth in this License Agreement, each of which shall entitle Licensee to purchase certain tickets to Events held in the Stadium and 49ers Season Tickets, as provided in Section 4 of this Exhibit C and otherwise in accordance with the terms and conditions set forth in this License Agreement. Each SBL shall, subject to earlier termination as provided herein, remain in effect for the Life of the Stadium. If, after the expiration of the Life of the Stadium, the Stadium Authority sells new stadium builders' licenses or seat licenses of any kind that would entitle the holder to (i) purchase season tickets to Team Games and (ii) priority to purchase tickets for other Events at the newly renovated Stadium, then the Stadium Authority shall offer you the first right to purchase such licenses for the Seats, or if the renovation results in a different configuration, then the Stadium Authority shall use reasonable efforts to offer you licenses for comparable seats. **This License Agreement gives Licensee rights of personal privilege only and does not under any circumstance give or grant to Licensee any leasehold, title, interest or other rights of any kind in any specific real or personal property.**

3. SBL PAYMENTS. Unless and until the Stadium Authority has accepted and approved this License Agreement, all License Fees shall be deposited and held by Legends in a segregated account containing only License Fees. Upon final approval and acceptance of this License Agreement by the Stadium Authority, the License Fees will be remitted by Legends as directed by the Stadium Authority and thereafter may be used by the Stadium Authority as it determines, but only in connection with the development, construction and operation of the Stadium.

4. LICENSEE RIGHTS AND OBLIGATIONS.

(a) 49ers Season Tickets. Except as provided herein, Licensee will have the right to purchase from the Team annually, at a price determined each year by the Team, 49ers Season Tickets for the Seat or Seats; provided, however, that Licensee acknowledges that if Licensee fails to purchase 49ers Season Tickets in any year by the payment deadline imposed by the Team for such year, Licensee's right to purchase 49ers Season Tickets will terminate as set forth in Section 7 of this Exhibit C.

(b) Events. Licensee will have a priority right to purchase from the Event Organizers one ticket per SBL for each Event at the Stadium before such tickets are marketed and sold by the Event Organizer to the general public; provided, however, that the Stadium Authority (x) makes no guarantee to Licensee regarding the availability of tickets to a particular Event and (y) may authorize the Event Organizer of any Event(s) (including but not limited to charitable, religious, civic or political Events) to reserve tickets for promotional or other purposes that will not be offered (or will not be offered on any priority basis) to the holders of SBLs and/or to the general public. Stadium seating is subject to re-configuration for different Events, and an Event Organizer may offer fewer tickets to a particular Event than there are SBLs. Therefore, Licensee does not have the right to purchase tickets for the Seat(s) or any particular seats in the Stadium. Licensee will have the opportunity to purchase tickets to an Event (to the extent tickets are made available by the Event Organizer) in accordance with the Stadium Authority's policies, as in effect from time to time, which policies will take into account the SBL purchase price. An Event Organizer may, in the sole discretion of the Stadium Authority, elect to offer the holders of SBLs the right to purchase tickets on an Event by Event basis or to any series of Events.

Except as expressly provided in this paragraph or in Exhibit D to this License Agreement, the SBL(s) do not include the right to purchase tickets or season tickets to any NFL games other than Team Games, or to the games of any other established amateur or professional sports (including NFL) team which may in the future use the Stadium as its home stadium. The Stadium Authority (or its agent, an affiliate or a successor) may sell seat licenses for the opportunity to buy tickets (including season tickets) to such additional team's (or teams') home games at the Stadium, and tickets (including season tickets) for

such games may be sold without seat licenses. In either case, Licensee will have an opportunity to purchase those licenses and/or tickets (as applicable) after a team's existing season ticket holders and waitlist members, and the residents of the City of Santa Clara, have had an opportunity to purchase such licenses and/or tickets, but before such licenses and/or tickets are otherwise offered for sale to the general public.

(c) Rights Under License. The limited rights granted to Licensee under this License Agreement include a right to purchase tickets as described herein. The SBL(s) does not entitle Licensee to: (i) admission to any Team Games played at the Stadium, (ii) admission to any Events or functions held at the Stadium, (iii) a reduction or discount in the price of tickets to Team Games or Events, or (iv) an equity or ownership interest in the Stadium or any part thereof. The Stadium Authority will make reasonable efforts to incorporate, in all relevant agreements with the Team and Event Organizers, the obligation to comply with the SBL ticketing priority for Games/Events held at the Stadium during the term of this License Agreement; provided, however, the Stadium Authority will have no liability for the Team's or Event Organizer's failure to comply with such SBL ticketing requirements.

(d) Transfers. Except for a Permitted Transfer, Licensee may not assign, sell, sublease, pledge, mortgage or otherwise transfer (a **"Transfer"**) any SBL without the prior written consent of the Stadium Authority, which approval will not be unreasonably withheld.

(i) A **"Permitted Transfer"** is any of the following, provided, that the prospective transferee has never been barred from entering, or removed from, the Stadium or any other stadium, ballpark or arena venue:

(1) A Transfer required due to an occurrence of a circumstance beyond the control of Licensee, such as death or disability or similar event as determined by the Stadium Authority;

(2) In the case of Licensees that are natural persons, a Transfer to a grandparent, parent, stepparent, spouse (including to an ex-spouse in connection with a divorce), registered domestic partner (including to an ex-partner in connection with a termination of the domestic partnership), sibling, child, stepchild, grandchild, or great grandchild; or

(3) In the case of Licensees that are entities, a Transfer to (A) an entity resulting from a merger or consolidation with Licensee, (B) an entity succeeding to all or substantially all of the business or assets of Licensee, or (C) an entity controlled by, controlling, or under common control with Licensee.

(ii) Attempted Transfer Without Consent; Frequency of Transfers. Any attempted Transfer without the consent of the Stadium Authority, other than a Permitted Transfer, will give the Stadium Authority the right, at its sole option, to terminate this License Agreement. If the Stadium Authority terminates this License Agreement, the Stadium Authority may sell a new SBL(s) associated with the Seat(s) on terms and conditions established by the Stadium Authority in its sole discretion and without any compensation to Licensee. Licensee acknowledges and agrees that any subsequent sale by Licensor of an SBL(s) associated with the Seat(s) identified in this License Agreement following the termination hereof is not a resale of such SBL(s), but is instead the creation of one or more new SBLs for the benefit of a different licensee. If the Stadium Authority does not exercise its right to terminate the SBL(s), the Stadium Authority may elect to record the Transfer of the SBL(s) to the intended transferee upon receipt of the applicable transfer fee and acceptance of the executed transfer form required by the Stadium Authority. It shall not be unreasonable for the Stadium Authority to withhold approval of any proposed transfer prior to the first Event/Game held at the Stadium or if the SBL has been previously transferred in the same calendar year, unless such Transfer is a Permitted Transfer.

(iii) Completion of a Transfer. No Transfer of any SBL, including any Permitted Transfer, will be complete or recognized by the Stadium Authority if Licensee is in default of the terms of this License Agreement nor until (1) Licensee and Licensee's prospective transferee have applied to the Stadium Authority for the Transfer of the SBL(s) on the form required by the Stadium

Authority; (2) Licensee or Licensee's prospective transferee has paid to the Stadium Authority the applicable transfer fee established by the Stadium Authority, provided that, for the first five years of the Stadium the transfer fee shall not exceed $100.00 per transferred SBL; (3) Licensee has performed all obligations (including, but not limited to, payment obligations) under the SBL(s) that have previously accrued, unless the Stadium Authority has permitted the assignment of all such Licensee obligations to the transferee; and (4) the Stadium Authority has recorded the Transfer of the SBL(s) on the records maintained by the Stadium Authority for those purposes. The form of application required by the Stadium Authority will contain the prospective transferee's agreement to assume and perform the obligations of Licensee under this License Agreement accruing on and after the date of the Transfer. No Transfer (including a Permitted Transfer) of the SBL(s) will release Licensee from Licensee's obligations under this License Agreement unless the Stadium Authority expressly releases Licensee in writing, which release will not be unreasonably withheld. Once Licensee completes the Transfer of its SBL(s), Licensee will no longer have any rights under this License Agreement.

5. RIGHTS RESERVED BY LICENSOR. The Stadium Authority expressly reserves the following rights:

(a) The right to exercise all rights at law or in equity, or as granted under this License Agreement, including those rights in connection with a default by Licensee hereunder, which rights expressly include the termination of this License Agreement.

(b) The right to check Licensee's creditworthiness in connection with the SBL(s) and this License Agreement; Licensee hereby authorizes the Stadium Authority and its contractors, agents, designees, successors and assigns to access Licensee's credit reports at any time during the period commencing on the Agreement Date and ending on the date that no amount of the License Fee (including applicable finance charges, if any) remains outstanding.

(c) The right to improve, alter, restore, expand, or enlarge the Stadium, any amenity area, any seating area or any other portion of the Stadium, as determined by the Stadium Authority in its sole discretion. If, in connection with any such action, the Stadium Authority relocates or reconfigures the Stadium seating or any amenity area(s), the Stadium Authority reserves the right to re-designate the specific locations of seats and to modify the assignment of specific seats to SBLs. If the Stadium Authority determines that any such modification is necessary, the Stadium Authority will endeavor to assign to an affected SBL a seat that is comparable to, in terms of field vantage point and access to amenities, the seat that was assigned to the SBL prior to the relocation or reconfiguration, all as determined by the Stadium Authority in its sole discretion and without regard to the original License Fee amount (each such Seat, a "**Comparable Seat**"). In the event the Stadium Authority notifies Licensee that there is no Comparable Seat(s), then Licensee shall have the right to terminate this License Agreement upon notice to the Stadium Authority, in which event the Stadium Authority shall, within sixty (60) days following such notice of termination, return to Licensee the Unamortized Portion of the License Fee. For purposes of this License Agreement, an SBL will be assumed to have a life of thirty (30) years and the applicable amortization will be straight-line (e.g., if an SBL with an initial cost of $20,000 (paid in full) is terminated after three (3) years, the Licensee would receive a refund in the amount of $18,000.00; such amount, the "**Unamortized Portion of the License Fee**").

(d) The right to assign, pledge as collateral, encumber, transfer, sell, or lease all or any part of the Stadium Authority's right, title, or interest in and to the Stadium and its appurtenant facilities.

(e) The right to assign, pledge as collateral, mortgage, encumber, transfer, or sell all or any part of the rights and obligations of the Stadium Authority and of Licensee under this License Agreement to one or more third parties, who may succeed to all or any part of the rights of the Stadium Authority under this License Agreement.

6. USE OF STADIUM AND SEAT(S). Licensee will have access to the Stadium and, if applicable, the Seat(s), only upon presentation of a ticket(s) for admission to any Event/Game. Licensee and Licensee's Guests will be bound by and must observe the terms and conditions upon which tickets for admission to the Stadium have been issued, including but not limited to any policy adopted with respect to the cancellation, re-scheduling, or postponement of Team Games or Events. In addition, Licensee and Licensee's Guests must at all times maintain proper decorum while using the Seat(s) and in and about the Stadium and must abide by the applicable

governmental regulations, laws, ordinances, rules, and regulations and by the policies, rules, and regulations that may be adopted from time to time by the Stadium Authority, the Team, Event Organizers and their respective representatives, agents, tenants, subtenants, employees, corporate affiliates and contractors (collectively, "**Stadium Parties**") pertaining to the Stadium. Licensee acknowledges that the Team and Event Organizers may adopt policies, rules, and regulations independently from the Stadium Authority relating to Licensee's attendance at Team Games and Events and that a violation of any of such policies, rules, and regulations may, in the discretion of the Stadium Authority, also constitute a violation of this License Agreement. Licensee will be responsible for any violations of this License Agreement by Licensee's Guests. Licensee and Licensee's Guests may be required, as a condition to entry into the Stadium, to submit to a search for prohibited items. Without limiting the foregoing, Licensee specifically agrees that neither it nor any of Licensee's Guests will:

(a) bring into the Stadium any alcoholic or intoxicating beverage, any illegal drug, or, except as prescribed to the treated person by a physician, any controlled substance;

(b) permit the Seat(s) or any seat or area of the Stadium to be used for any illegal, improper, immoral, or objectionable purpose, or unduly disturb, obstruct, or interfere with the rights of any other licensees or ticket holders;

(c) film or record for transmission, or transmit from the Seat(s) or the Stadium all or any portion of any Event/Game, or any description thereof, by any means (including, but not limited to, radio, television, or internet broadcasting, whether distributed live or by means of film, tape, digital, streaming, or other technology); or

(d) tolerate or permit the use of the Seat(s) in violation of this License Agreement, including this Exhibit C, or create any nuisance or take any action that either diminishes hazard insurance coverage for the Stadium or increases the premium payable for that insurance.

7. FAILURE TO BUY 49ERS SEASON TICKETS. If Licensee does not purchase 49ers Season Tickets for the Seats by the payment deadline specified each year by the Team, Licensee's SBL(s) will not terminate, but Licensee's right to purchase 49ers Season Tickets for the Seat(s) will terminate, and Licensee will have no rights to buy 49ers Season Tickets associated with the Seat(s) for the current NFL season and all NFL seasons that follow, and neither the Stadium Authority nor the Team will have any further obligation or liability to Licensee with regard to the sale of 49ers Season Tickets whatsoever. Thereafter, the Stadium Authority shall have the right to sell a new SBL(s) for the Seat(s) (with the right to purchase 49ers Season Tickets) to any other person or party. Licensee will retain priority to purchase tickets for Events at the Stadium for the remainder of the term of the SBL(s), in accordance with the provisions of Section 4(b) of this Exhibit C.

8. DEFAULT. If Licensee fails to pay when due any License Fee or portion thereof, or any finance charge thereon, under this License Agreement, or otherwise defaults in the performance of any of Licensee's duties and obligations under this License Agreement, then the Stadium Authority may, at its option, after providing written notice to Licensee and a ten (10) day opportunity to cure (if such default is curable):

(a) withhold distribution of tickets to Licensee, authorize the Team or other Event Organizers to withhold distribution of tickets to Licensee, or otherwise deny Licensee access to the Stadium for Events/Games until the default is cured (if such default is curable); and/or

(b) terminate all rights of Licensee under this License Agreement.

Notwithstanding the foregoing, Licensee acknowledges and agrees that the failure to maintain proper decorum and abide by the policies, rules, and regulations that may be adopted from time to time by the NFL, the Stadium Authority, the Team and Event Organizers are non-curable defaults, and the Stadium Authority's notice is for the sole purpose of notifying Licensee of such breach and termination.

Licensee acknowledges and agrees that upon Licensee's default under this License Agreement and the termination of the SBL(s) by the Stadium Authority, no amount(s) paid by Licensee hereunder shall be refundable or payable to Licensee. If the Stadium Authority, the Team or any Event Organizer withholds the distribution of tickets for any Event/Game due to a default of Licensee, the Stadium Authority, the Team or the Event Organizer may release, reissue, sell, give, use for its own use, or otherwise transfer the tickets for such Event/Game on terms and conditions established by the Stadium Authority, the Team or any Event Organizer (as the case may be) in its sole discretion, without any compensation to Licensee. After termination

of Licensee's SBL(s), the Stadium Authority will thereafter, at any time, have the right to sell one or more new SBL(s) for the related Seat(s) to any other person or party with no further obligation or liability to Licensee whatsoever.

The foregoing remedies are not to the exclusion of any other right or remedy of the Stadium Authority set forth in this License Agreement or otherwise available at law or in equity. Licensee is responsible for all attorneys' fees and costs incurred by the Stadium Authority in the enforcement of this License Agreement, whether or not litigation is actually commenced.

No waiver by the Stadium Authority of any default or breach by Licensee of its obligations under this License Agreement will be construed to be a waiver or release of any other subsequent default or breach by Licensee under this License Agreement, and no failure or delay by the Stadium Authority in the exercise of any remedy provided for in this License Agreement will be construed a forfeiture or waiver thereof or of any other right or remedy available to the Stadium Authority.

9. <u>STRIKES, DAMAGES, DESTRUCTION, ETC.</u>

(a) In the event of any damage to or destruction of the Stadium due to an act of God, natural disaster, contamination, act of terrorism or other force majeure, Licensor shall have no obligation hereunder to repair such damage or rebuild the Stadium. If Licensor elects not to repair the damage or rebuild the Stadium, and the Stadium is no longer used for Events/Games, this License Agreement shall terminate as of the date of such damage or destruction, no portion of the License Fee will be returned to Licensee, and Licensor shall have no further liability under this License Agreement.

(b) In the event of any damage to or destruction of the Seat(s) due to an act of God, natural disaster, contamination, act of terrorism or other force majeure that renders the Seat(s) unusable, and Licensor is unable to repair or replace the Seat(s) in a reasonable period of time, Licensor shall endeavor to provide Licensee a Comparable Seat(s) until the Seat(s) is repaired or replaced. If the Stadium Authority notifies Licensee that there is no Comparable Seat(s), or that the Seat(s) cannot be repaired or replaced, then Licensee's right to purchase 49ers Season Tickets for the Seat(s) shall terminate as of the date of such damage or destruction. So long as the Stadium is thereafter used for Events, Licensee will retain priority to purchase tickets for Events at the Stadium for the remainder of the term of the SBL(s), in accordance with the provisions of Section 4(b) of this Exhibit C.

(c) Licensor will not be liable for, and Licensee will not assert any deduction, set off or claim of any nature against Licensor for, any act or omission of or any breach or default by any Stadium Party or concessionaire. Licensee will be bound by the terms and conditions established from time to time by each Stadium Party for cancellation or postponement of any Event/Game. Licensor will have no responsibility or liability to Licensee on account of any cancellation or postponement or other failure or deficiency in the conduct of any Event/Game, including but not limited to any cancellation on account of any strike or other labor disturbance or any condition in or around the Stadium. Neither the Team nor the Event Sponsor will have any liability on account thereof except as otherwise expressly set forth on the tickets issued to Licensee. Notwithstanding the foregoing, the License Fee may be refundable to Licensee in accordance with the provisions of Section 11(a) of this Exhibit C, and the Unamortized Portion of the License Fee may be returned to Licensee in accordance with the provisions of Section 5(c) of this Exhibit C.

10. <u>ASSUMPTION OF RISK; INDEMNIFICATION.</u>

(a) Neither the Stadium Parties nor Legends nor their respective officers, owners, directors, employees, and agents (collectively, the "**Indemnitees**") will be liable to Licensee or responsible for, and Licensee for itself and each of Licensee's Guests assumes, all risk for any loss, damage, or injury to any person or to any property of Licensee or Licensee's Guests in or around the Stadium (including the parking lots) arising out of, during, or related to their attendance at any Event/Game at the Stadium resulting from any cause whatsoever, including, but not limited to, theft and vandalism, incidents involving other patrons, the consumption of alcoholic beverages by other patrons, injury from thrown or dropped objects, and spills of food or beverages, regardless of whether the personal injury or property damage was caused by or results from, in whole or in part, the negligence or other fault of any Indemnitee, whether sole, joint, active or passive, excepting only those damages, costs or expenses attributable (and only to the extent attributable) to the gross negligence or willful misconduct of an Indemnitee, and then

only with respect to such Indemnitee. Licensee hereby agrees to assume all responsibility and liability for the consumption of alcoholic beverages by Licensee and Licensee's Guests at the Stadium, and for the conduct and behavior of Licensee and Licensee's Guests.

(b) LICENSEE AGREES TO RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE INDEMNITEES FROM AND AGAINST ANY LIABILITY, LOSSES, CLAIMS, DEMANDS, COSTS, AND EXPENSES, INCLUDING ATTORNEYS' FEES AND LITIGATION EXPENSES, ARISING OUT OF OR RELATED TO (I) ANY VIOLATION OF THIS LICENSE AGREEMENT OR OF ANY APPLICABLE LAWS, RULES, REGULATIONS OR ORDERS, (II) THE USE OF ALCOHOL IN OR AROUND THE STADIUM (INCLUDING THE PARKING LOTS) BY LICENSEE OR ANY OF LICENSEE'S GUESTS, (III) THE CONDUCT OR BEHAVIOR OF LICENSEE AND LICENSEE'S GUESTS, AND/OR THE USE OF THE SEATS OR THE STADIUM (INCLUDING THE PARKING LOTS) BY LICENSEE OR LICENSEE'S GUESTS, AND (IV) ANY PERSONAL INJURY OR PROPERTY DAMAGE OCCURRING IN OR AROUND THE STADIUM (INCLUDING THE PARKING LOTS) IN CONNECTION WITH LICENSEE'S OR LICENSEE'S GUESTS' USE OF THE STADIUM (INCLUDING THE PARKING LOTS) OR OCCUPANCY OF THE SEAT(S), <u>REGARDLESS OF WHETHER THE PERSONAL INJURY OR PROPERTY DAMAGE WAS CAUSED BY OR RESULTS FROM, IN WHOLE OR IN PART, THE NEGLIGENCE OR OTHER FAULT OF ANY INDEMNITEE, WHETHER SOLE, JOINT, ACTIVE OR PASSIVE</u>, EXCEPTING FROM THIS INDEMNITY ONLY THOSE DAMAGES, COSTS OR EXPENSES ATTRIBUTABLE (AND ONLY TO THE EXTENT ATTRIBUTABLE) TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE AND ONLY WITH RESPECT TO SUCH INDEMNITEE.

(c) Licensee acknowledges that, although none of the Indemnitees (other than [Legends for the limited period and purposes described herein and] the Stadium Authority after acceptance) is a party to this License Agreement, each such Indemnitee is an express third-party beneficiary of this Section 10 of Exhibit C of this License Agreement and will directly or indirectly receive the benefit of, and may enforce as if a party to this License Agreement, the provisions of this Section 10 of Exhibit C.

11. <u>CONSTRUCTION OF THE STADIUM</u>.

(a) Licensor expects that construction of the Stadium will be completed prior to the 2015 NFL pre-season. If construction of the Stadium has not commenced (i.e., commencement of work on the foundation or pile supports) by December 31, 2015, at the option of Licensee, Licensee may request a return of the amount(s) of the License Fee theretofore paid. In such event, Licensor shall, as soon as reasonably practicable thereafter, return to Licensee all paid amounts of the License Fee, and no interest will be paid on any returned License Fee amounts. Upon return of such paid portion of the License Fee to Licensee, this License Agreement will terminate and the parties will have no further liability or obligation to each other under the terms of this License Agreement or in law or equity. If (i) the Seat(s) which is the subject of this License Agreement is not included in the Stadium, (ii) the Seat(s) is not available for licensing, or (iii) before the first Event/Game, the Stadium Authority abandons its efforts to develop the Stadium, then the Stadium Authority will notify Licensee thereof, and by that notice will terminate this License Agreement. As soon as is reasonably practical thereafter, the Stadium Authority will refund the License Fee, or such portion thereof as Licensee has then paid, and no interest will be paid on any returned License Fee amounts. Upon return of such paid amount of the License Fee to Licensee, the parties will have no further liability or obligation to each other under the terms of this License Agreement or in law or equity. Except as expressly provided under this License Agreement, in no event shall the Licensee be entitled to any refund of all or any portion of the License Fee after the first Event/Game held at the Stadium. The right of refund to Licensee set forth in this Section 11(a) is Licensee's sole and exclusive remedy for the failure to commence construction of the Stadium as against the Stadium Authority and the other Stadium Parties.

(b) In connection with (and after) the initial construction of the Stadium, the Stadium Authority reserves the right, in the case of construction or design necessity, any Federal, State or local law, ordinance or regulation, NFL regulation or directive, damage or destruction (whether whole or partial), renovation, reconstruction or obsolescence, to alter or change the design or configuration of the Stadium, including any change in the location of each of the Seat(s), which changes may affect the original association of the Seat(s) with the SBL(s). Licensee acknowledges and agrees that, in the event of any change or alteration of seat locations within the Stadium, the Stadium Authority may, in its discretion, provide Licensee with a Comparable Seat(s).

12. REPRESENTATIONS AND AGREEMENTS OF LICENSEE. Licensee hereby acknowledges, agrees, represents and warrants as follows:

(a) Licensee has read and understands the terms of this License Agreement and all Exhibits to this License Agreement, including this Exhibit C.

(b) Licensee is not acquiring any SBL as an investment and has no expectation of profit as an owner of the SBL.

(c) Licensee is acquiring the SBL(s) solely for the right to purchase tickets to Events/Games as provided in this License Agreement and to enjoy the Stadium amenities provided by the Stadium Authority.

(d) Licensee is acquiring the SBL(s) for its own use and not with a view to the distribution, transfer, or resale of the SBL(s) to others.

(e) The rights licensed under this License Agreement are rights of personal privilege and do not under any circumstances confer upon Licensee any interest or estate in real property or any leasehold or possessory interest in the Seat(s) or the Stadium.

(f) Licensee will not have any equity or other ownership interest in the Stadium Authority or the Stadium or any of the Stadium's facilities and will not have any rights to dividends or other distribution rights from the Stadium Authority or any other party or entity described in this License Agreement as a result of being a licensee of an SBL, and further will not have any voting rights with respect to any Stadium Authority matters as a result of being a licensee of an SBL.

(g) Licensee acknowledges that the transfer of an SBL is restricted and that an SBL is subject to termination under certain conditions, including those described in this License Agreement.

(h) Licensee acknowledges that all or a portion of the License Fee(s) will be expended by the Stadium Authority during the construction period for the Stadium, together with other funds of, or available to, the Stadium Authority for such purpose, to pay for the construction, development and operation of the Stadium and will not be used for any investment purpose whatsoever (except temporary investment of proceeds during such construction period pending expenditure for such construction).

(i) Licensee acknowledges that neither Legends nor the Stadium Authority nor any other party has made any representations, warranties, or covenants other than as set forth in this License Agreement.

(j) Licensee acknowledges that in the event that the Stadium is not built or completed as anticipated, or if no Event/Game is ever held in the Stadium for any reason, neither Legends nor the Stadium Authority shall have any liability whatsoever, other than the Stadium Authority's obligation to refund to Licensee any portion of the License Fee(s) that has been previously paid by Licensee, as and to the extent otherwise expressly provided in this License Agreement.

(k) Licensee acknowledges that this License Agreement may be subject to disclosure as a public record.

(l) Licensee has full authority and capacity to enter into and sign this License Agreement and carry out its terms and conditions, and, when signed by Licensee, this License Agreement will be a binding obligation of Licensee, enforceable against Licensee in accordance with its terms.

13. MISCELLANEOUS.

(a) All notices, demands and other communications between the parties required or appropriate under this License Agreement must be in writing and will be deemed given to: (i) Licensee, if mailed, postage prepaid, to the addresses set forth for Licensee in this License Agreement, or to another address as may be designated by Licensee to the Stadium Authority, from time to time, as provided in this Section 13(a), or if sent by electronic mail in the event Licensee has consented to such method of delivery, and (ii) the Stadium Authority (or, prior to final approval and acceptance by the Stadium Authority, Legends), if mailed, by certified or registered mail, postage prepaid, return receipt requested to the addresses set forth for the Stadium Authority (or, to the extent applicable, Legends) in this License Agreement, or to another address as may be designated by the Stadium Authority to Licensee, from

time to time, in writing. The initial mailing address of the Stadium Authority is as follows: Santa Clara Stadium Authority, 1500 Warburton Ave. Santa Clara, CA 95050.

(b) Licensee acknowledges and agrees that upon any assignment of this License Agreement by the Stadium Authority (other than for the benefit of a secured party solely in connection with a financing and prior to any foreclosure upon the assignee/secured party's interest herein as a result of an uncured default of the Stadium Authority thereunder), the Stadium Authority will be automatically and fully released from, and the Stadium Authority's assignee will be responsible for, all obligations and liabilities of the Stadium Authority under this License Agreement.

(c) THIS LICENSE AGREEMENT WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH ALL APPLICABLE FEDERAL LAWS AND THE LAWS OF THE STATE OF CALIFORNIA AND CALLS FOR PERFORMANCE IN SANTA CLARA COUNTY, CALIFORNIA, AND JURISDICTION AND VENUE FOR ANY DISPUTES ARISING OUT OF OR RELATED TO THIS LICENSE AGREEMENT WILL EXCLUSIVELY LIE IN THE FEDERAL AND STATE COURTS LOCATED IN SANTA CLARA COUNTY, CALIFORNIA, WITHOUT REGARD TO ANY OTHER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS.

(d) This License Agreement, and all the terms and provisions hereof, inure to the benefit of and are binding upon the parties to this License Agreement and, subject to the provisions of Section 4(d) of this Exhibit C, their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns. No amendment or modification to this License Agreement will be effective unless it is in writing and signed by both the Stadium Authority and Licensee.

(e) Licensee agrees to pay all taxes associated with entering into this License Agreement and holding the SBL(s) and the underlying tickets (including, but not limited to, any admissions taxes), whether presently imposed or imposed in the future by any taxing authority.

(f) The Stadium Authority and Licensee agree that they may rely upon an electronic copy of this License Agreement executed by the other. In that regard, and in order to facilitate execution hereof, this License Agreement may be executed in one or more counterparts as may be convenient or required, and an executed copy of this License Agreement delivered by facsimile or electronic mail transmittal or by other electronic communication will have the effect of an original, executed instrument. All counterparts of this License Agreement will collectively constitute a single instrument; but, in making proof of this License Agreement, it will not be necessary to produce or account for more than one counterpart hereof. Each signature page to any counterpart of this License Agreement may be detached from the counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart of this License Agreement identical thereto except having attached to it additional signature pages.

(g) If any provision or provisions, or if any portion of any provision or provisions, in this License Agreement is or are ultimately determined by a court of law to be in violation of any local, state or federal law, or public policy, and if such court shall declare such portion, provision or provisions of this License Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of the Stadium Authority and Licensee that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this License Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interests of the Stadium Authority and Licensee under the remainder of this License Agreement shall continue in full force and effect, unless the amount of the License Fee or other charges payable hereunder is thereby decreased, in which event the Stadium Authority may terminate this License Agreement.

(h) This License Agreement, including these Terms and Conditions and the other Exhibits attached and incorporated thereto and hereto, contains the entire agreement of the parties with respect to the matters provided for therein and herein, and supersedes any written instrument or oral agreement previously made or entered into by the parties to this License Agreement or any SBL plan offered by the Stadium Authority and/or its agents, specifically including, but not limited to, any advertising, visual presentations, marketing materials, brochures, order forms, and surveys distributed (in any form) by the Stadium Authority and/or its agents.

JR ______ 3/13/12 ______
Licensee's Initials Date

AFFIRMATIVE CONSENT TO RECEIVE ELECTRONIC COMMUNICATIONS CONCERNING YOUR STADIUM BUILDER LICENSE(S)

The Licensee executing this consent in the space below ("You") acknowledges that any of the Stadium Parties (collectively, "We" or "Us") may want to contact You regarding the SBL(s) or notify You of conditions, events and promotions relating to the Stadium. Our contact with You may involve sending You e-mails or other electronic communications. In order to ensure that We have obtained Your affirmative consent to receive these communications, You agree as follows:

1. You agree that We can send e-mail and other electronic communications to You at the e-mail address set forth below. You agree to promptly inform Us of any change to Your e-mail address or other addresses. You agree that We can rely upon the information concerning the electronic addresses You have provided to Us.

2. We may send communications to You concerning the following subjects:

   a. Changes in the times or other details of any Team Games or Events;
   b. Security procedures and policies, and any security alerts;
   c. Parking, traffic, or other transportation issues relating to the Stadium;
   d. Special Events (such as concerts and sporting events) scheduled at the Stadium;
   e. Information relating to the SBL(s), such as special offers, including any right to purchase tickets to Events;
   f. Offers for affiliated products and services; and
   g. Other special circumstances in which We may need to contact You.

We will use commercially reasonable efforts to provide accurate information to You and to ensure that the information is delivered to You. However, We cannot guarantee that all communications are error-free or that the messages will in fact be delivered.

3. You may revoke Your agreement to receive e-mail and other electronic communications from Us by making a request, either by using the unsubscribe function in the message You receive from Us or by advising SCSA in writing at the address provided in this License Agreement (or such updated address as the Stadium Authority shall provide from time to time). Note that if You revoke your authorization, You may not receive important information from Us concerning the SBL(s).

4. This consent does not change any other agreement between You and the Stadium Parties.

Agreed to:

By: [signature]

Name: Russell Rheingrover

Email Address: clnss@ earthlink.net

EXHIBIT D

AMENITIES – CLUB SEATS

- Cushioned seats that are roomier than general admission seats.
- Access to Champions Club[1] located on the West side of the Stadium.
- Right to purchase a reserved VIP parking space in a preferred parking lot in the vicinity of the Stadium for each Team Game per each account (up to four (4) SBLs purchased) pursuant to this Agreement. The location of the VIP parking is subject to change from time to time. Licensee may also be entitled to purchase parking passes for other Stadium Events for which it has purchased admission tickets, as determined by the Event Sponsor.
- Priority right to purchase tickets, before such tickets are marketed and sold to the general public, to certain Events, such as season tickets to an amateur or professional sports team (other than another NFL team) which may in the future use the Stadium as its home stadium at the Stadium, subject to the Terms and Conditions.

RR
Licensee's Initials

3/13/12
Date

[1] Club names are subject to change from time to time in Licensor's sole discretion.